Exhibit 3.(ii)

AMENDED AND RESTATED

B Y E - L A W S

of

WHITE MOUNTAINS INSURANCE GROUP, LTD.

MAY 29, 2008

Adopted by Members on May 29, 2008

i

Bye-law

i

Bye-law

37.	Annual Meeting	14
38.	Business to be conducted at Meetings	14
39.	Notice of general meeting	14
40.	Accidental omission of notice of general meeting	15
41.	Call of Special General Meeting	15
42.	Postponement of meetings	15
43.	Quorum for general meeting	15
44.	Adjournment of meetings	15
45.	Written resolutions	16
46.	Attendance of Directors	16
47.	Limitation on voting rights of Controlled Shares	16
48.	Voting at meetings	18
49.	Presiding Officer	18
50.	Conduct of meeting; Decision of chairman	18
51.	Seniority of joint holders voting	19
52.	Proxies	19
53.	Representation of corporations at meetings	19
54.	Rights of shares	20
55.	Power to issue shares	21
56.	Variation of rights, alteration of share capital and purchase of shares of the Company	22
57.	Registered holder of shares	23
58.	Death of a joint holder	23
59.	Share certificates	23
60.	Determination of record dates	24
61.	Instrument of transfer	24
62.	Restriction on transfer	24
63.	Representative of deceased Member	28
64.	Registration on death or bankruptcy	29
65.	Declaration of dividends by the Board	29
66.	Unclaimed Dividends	29
67.	Undelivered Payments	29
68.	Interest on Dividends	30
69.	Issue of bonus shares	30
70.	Financial year end	30
71.	Appointment of Auditor	30
72.	Remuneration of Auditor	30
73.	Notices to Members of the Company	30
74.	Notices to joint Members	31
75.	Service and delivery of notice	31
76.	Certain Subsidiaries	31
77.	The seal	32
78.	Winding-up/distribution by liquidator	32

ii

Bye-law

79.	Business Combinations	32
80.	Alteration of Bye-laws	39

iii

INTERPRETATION

1.             Interpretation

(1)           In these Bye-laws the following words and expressions shall, where not inconsistent with the context, have the following meanings respectively:

“Act” means the Companies Act 1981 as amended from time to time;

“Alternate Director” means an alternate Director appointed in accordance with these Bye-laws and the Act;

“Auditor” includes any individual or partnership;

“Board” means the board of Directors appointed or elected pursuant to these Bye-laws and acting by resolution in accordance with the Act and these Bye-laws or the Directors present at a meeting of Directors at which there is a quorum;

“Byrne Entity” has the meaning set forth in Bye-law 80(3)(e);

“Company” means the company for which these Bye-laws are approved and confirmed;

“Controlled Shares” has the meaning set forth in Bye-law 47;

“Director” means a director of the Company and shall include an Alternate Director;

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder;

“Fair Market Value” means, with respect to a repurchase of any shares of the Company in accordance with Bye-law 10, (i) if such shares are listed on a securities exchange (or quoted in a securities quotation system), the average closing sale price of such shares on such exchange (or in such quotation system), or, if such shares are listed on (or quoted in) more than one exchange (or quotation system), the average closing sale price of the shares on the principal securities exchange (or quotation system) on which such shares are then traded, or, if such shares are not then listed on a securities exchange (or quotation system) but are traded in the over-the-counter market, the average of the latest bid and asked quotations for such shares in such market, in each case for the last five trading days immediately preceding the day on which notice of the repurchase of such shares is sent pursuant to these Bye-laws or (ii) if no such closing sales prices or quotations are available because such shares are not publicly traded or otherwise, the fair value of such shares as determined by one independent nationally recognized investment banking firm chosen in good faith by the Board, provided that the calculation of the Fair Market Value of the shares made by such appointed investment banking firm (i) shall not include any discount relating to the absence of a public trading market for, or any transfer restrictions on, such shares, and (ii) such calculation shall be final and the fees and expenses stemming from such calculation shall be borne by the Company or its assignee, as the case may be;

“general meeting” means either an annual or a special meeting of the Members;

“Member” means the person registered in the Register of Members as the holder of shares in the Company and, when two or more persons are so registered as joint holders of shares, means the person whose name stands first in the Register of Members as one of such joint holders or all of such persons as the context so requires;

“notice” means written notice as further defined in these Bye-laws unless otherwise specifically stated;

“Officer” means any person appointed by the Board to hold an office in the Company;

“person” means any individual, partnership, limited liability company, joint venture, firm, corporation, association, trust, fund or other enterprise;

“Purchase Notice” has the meaning set forth in Bye-law 10;

“Purchase Price” has the meaning set forth in Bye-law 10;

“Register of Directors and Officers” means the Register of Directors and Officers referred to in these Bye-laws;

“Register of Members” means the Register of Members referred to in these Bye-laws;

“Resident Representative” means any person appointed to act as resident representative and includes any deputy or assistant resident representative; and

“Secretary” means the person appointed to perform any or all the duties of secretary of the Company and includes any deputy or assistant secretary.

(2)           In these Bye-laws, where not inconsistent with the context:

(a)           words denoting the plural number include the singular number and vice versa;

(b)           words denoting the masculine gender include the feminine gender;

(c)           words importing persons include companies, associations or bodies of persons whether corporate or not;

(d)           the word:

(i)            “may” shall be construed as permissive;

(ii)           “shall” shall be construed as imperative; and

(e)           unless otherwise provided herein words or expressions defined in the Act shall bear the same meaning in these Bye-laws.

(3)           Expressions referring to writing or written shall, unless the contrary intention appears, include facsimile, printing, lithography, photography and other modes of representing words in a visible form.

(4)           Headings used in these Bye-laws are for convenience only and are not to be used or relied upon in the construction hereof.

BOARD OF DIRECTORS

2.             Management of the Company

(1)           The business of the Company shall be managed and conducted by the Board.  In managing the business of the Company, the Board may exercise all corporate and other powers of the Company as are not, by statute or by these Bye-laws, required to be exercised by the Company in general meeting, and the business and affairs of the Company shall be so controlled by the Board.  The Board may also present any petition and make any application in connection with the liquidation or reorganization of the Company.

(2)           No regulation or alteration to these Bye-laws made by the Company in general meeting shall invalidate any prior act of the Board.

(3)           The Board may procure that the Company pays all expenses incurred in promoting and incorporating the Company.

3.             Power to appoint managing director or chief executive officer

The Board may from time to time appoint one or more Directors to the office of managing director or chief executive officer of the Company who shall, subject to the control of the Board, supervise and administer all of the general business and affairs of the Company.

4.             Power to appoint manager

The Board may appoint a person to act as manager of the Company’s day to day business and may entrust to and confer upon such manager such powers and duties as it deems appropriate for the transaction or conduct of such business.

5.             Power to authorize specific actions

The Board may from time to time and at any time authorize any person to act on behalf of the Company for any specific purpose and in connection therewith to execute any agreement, document or instrument on behalf of the Company.

6.             Power to appoint attorney

The Board may from time to time and at any time by power of attorney appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Board, to be an attorney of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board) and for such period and subject to such conditions as it may think fit and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board may think fit and may also authorise any such attorney to sub-delegate all or any of the powers, authorities and discretions so vested in the attorney.  Such attorney may, if so authorised under the seal of the Company, execute any deed or instrument under such attorney’s personal seal with the same effect as the affixation of the seal of the Company.

7.             Power to delegate to a committee

(1)           The Board may appoint Board Committees from among its members to consist of not less than one (1) director for each Board Committee.  The Board may designate one or more Directors as alternate members of any Board Committee, who may replace any absent or disqualified members at a meeting of such Board Committee.  The Board Committees shall have such of the powers and authority of the Board in the management of the business and affairs of the Company as shall, from time to time, so be delegated to them by the Board.

(2)           The Board may appoint other committees to consist of such number of members as may be fixed by the Board, none of whom need be a member of the Board, and may prescribe the powers and authority of such committees.

(3)           Meetings and actions of Board Committees and other committees of the Company shall be governed by, held and taken in accordance with these Bye-laws, with such changes in the context of those Bye-laws as are necessary to substitute the committee and its members for the Board and its members, except that the time of regular meetings of committees may also be called by resolution of the Board and notice of special meetings of committees shall also be given to all alternate members, who shall have the right to attend all meetings of the committee.  Further, the Board or the committee may adopt rules for the governance of any committee not inconsistent with the provisions of these Bye-laws.

8.             Power to appoint and dismiss employees

The Board may appoint, suspend or remove any manager, secretary, clerk, agent or employee of the Company and may fix their remuneration and determine their duties.

9.             Power to borrow and charge property

The Board may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital, or any part thereof, and may issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or any third party.

10.           Exercise of power to purchase shares of or discontinue the Company

(1)           The Board may exercise all the powers of the Company to purchase all or any part of its own shares pursuant to Section 42A of the Act

(2)           Without limiting the foregoing, subject to Section 42A of the Act, if the Board in its absolute and unfettered discretion determines that share ownership by any Member may result in adverse tax, regulatory or legal consequences to the Company, any of its subsidiaries or any of its Members, the Company will have the option, but not the obligation, to purchase all or part of the shares held by such Member (to the extent the Board, in the reasonable exercise of its discretion, determines it is necessary to avoid or cure such adverse consequences) with immediately available funds in an amount equal to the Fair Market Value of such shares on the date the Company sends the Purchase Notice referred to below (the “Purchase Price”); provided, that the Board will use reasonable efforts to exercise this option equally among similarly situated Members (to the extent possible under the circumstances).  The Company will also be entitled to assign its purchase right to a third party, which party may be a Member.  Each Member shall be bound by the determination by the Company to purchase or assign its right to purchase such Member’s shares and, if so required by the Company, shall sell the number of shares that the Company requires it to sell.

In the event that the Company or its assignee(s) determines to purchase any such shares, the Company shall provide each Member concerned with written notice of such determination (a “Purchase Notice”) at least seven (7) calendar days prior to such purchase or such shorter period as each such Member may authorize, specifying the date on which any such shares are to be purchased and the Purchase Price.  The Company may revoke the Purchase Notice at any time before it (or its assignee(s)) pays for the shares.  Neither the Company nor its assignee(s) shall be obligated to give general notice to the Members of any intention to purchase or the conclusion of any purchase of shares.  The Board may authorize any person to sign, on behalf of any Member who is the subject of a Purchase Notice, an instrument of transfer relating to any of such Member’s shares which the Company has an option to purchase.  Payment of the Purchase Price by the Company or its assignee(s) shall be by wire transfer or certified check and made at a closing to be held no less than seven (7) calendar days after receipt of the Purchase Notice by the Member.

(3)           The Board may exercise all the powers of the Company to discontinue the Company to a named country or jurisdiction outside Bermuda pursuant to Section 132G of the Act.

11.           Election of Directors

(1)           The Board shall consist of not less than two Directors nor more than eighteen Directors with the exact number of Directors to be determined from time to time by resolution adopted by the affirmative vote of a majority of the Board.

(2)           The Directors shall be divided into three classes designated Class I, Class II and Class III.  Each class shall consist, as nearly as may be possible, of one-third of the total number of Directors constituting the entire Board.  At the date these Bye-laws become effective, the Class I directors, with a term ending in 2001, are Patrick M. Byrne, K. Thomas Kemp and Gordon S. Macklin, the Class II directors, with a term ending in 2002, are John J. Byrne, George J. Gillespie, III, John D. Gillespie and Frank A. Olson and the Class Ill directors, with a term ending in 2000, are Terry L. Baxter, Howard L. Clark, Jr., Robert P. Cochran and Arthur Zankel.  At each succeeding annual general meeting beginning in 2000, successors to the class of directors whose term expires at that annual general meeting shall be elected for a three-year term.  If the number of Directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of Directors in each class as nearly equal as possible, and any additional Director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of Directors shorten the term of any incumbent Director.  A Director shall hold office until the annual general meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from   office.

(3)           Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preference Shares issued by the Company shall have the right, voting separately by class or series, to elect Directors at an annual or special general meeting, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the Board resolution creating such classes or series of Preference Shares, and such directors so elected shall not be divided into classes pursuant to this Bye-law II unless expressly provided by such terms.

12.           Defects in appointment of Directors

All acts done bona fide by any meeting of the Board or by a committee of the Board or by any person acting as a Director shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director.

13.           Notification of Nominations

Subject to the rights of the holders of any class or series of Preference Shares, nominations for the election of Directors may be made by the Board or by any Member entitled to vote for the election of Directors.  Any Member entitled to vote for the election of Directors may nominate persons for election as Directors only if written notice of such Member’s intent to make such nomination is given, either by personal delivery or by mail, postage prepaid or any recognized overnight delivery service, to the Secretary of the Company not later than (i) with respect to an election to be held at an annual general meeting, 90 days prior to the anniversary date of the immediately preceding annual meeting or not later than 10 days after notice or public disclosure of the date of the annual meeting is given or made available to Members, whichever date is earlier, and (ii) with respect to an election to be held at a special general meeting for the election of Directors, the close of business on the seventh day following the date on which notice of such meeting is first given to Members.  Each such notice shall set forth: (a) the name and address of the Member who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the Member is a holder of record of shares of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the Member and each such nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the Member; (d) such other information regarding each nominee proposed by such Member as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the United States Securities and Exchange Commission had each such nominee been nominated, or intended to be nominated, by the Board; and (e) the consent of each such nominee to serve as a director of the Company if so elected.  The Chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

14.           Alternate Directors

An individual may be appointed an Alternate Director by or in accordance with a resolution of the members.  Unless otherwise determined by the Board (and subject to such limitations as may be set by the Board), no Director shall have the right to appoint another person to act as his Alternate Director.

15.           Vacancies on the Board, Etc.

(1)           Except in the case of vacancies on the Board that under applicable law must be filled by the Members, any vacancy on the Board that results from an increase in the number of directors shall be filled by a majority of the Board then in office, provided that a quorum is present, and any other vacancy occurring in the Board shall be filled by a majority of the directors then in office, even if less than a quorum, or a sole remaining director and the Board shall have the power to appoint an Alternate Director for any Director appointed to fill a vacancy.  Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor.

(2)           Unless otherwise determined by the Board, the Members shall not be entitled to remove a Director.

16.           Notice of meetings of the Board; Adjournment

(1)           Notice of the time and place of each meeting of the Board, whether regular or special, shall be served upon or telephoned or mailed or telegraphed or transmitted by facsimile to each director at his residence or usual place of business, at least twenty-four (24) hours before the time fixed for the meeting.

(2)           A majority of the Directors present, whether or not a quorum is present, may adjourn any Directors meeting to another time and place.  Notice of the time and place of holding an adjourned meeting need not be given to absent Directors if the time and place be fixed at the meeting adjourned.

(3)           Notice of any meeting or any irregularity in any notice may be waived by any Director before the meeting is held. Attendance of a Director at a meeting shall constitute a waiver of notice of such meeting by such Director.

17.           Quorum at meetings of the Board

At all meetings of the Board, one half (1/2) of the Directors then in office (but not less than two (2) Directors) if present in person at such meeting shall be sufficient to constitute a quorum for a meeting of Directors.

18.           Meetings of the Board

(1)           All meetings of the Directors shall be held at the principal office of the Company or at such other place either within or without Bermuda as shall be designated by the Board.

(2)           The Board may meet for the transaction of business, adjourn and otherwise regulate its meetings as it sees fit.

(3)           Directors may participate in a meeting of the Board through use of conference telephone or similar communications equipment, so long as all Directors participating in such meeting can hear one another.  Participation in a meeting of the Board by this means constitutes presence in person at such meeting.

(4)           Unless a greater number is otherwise expressly required by statute or these Bye-laws, every act or decision done or made by a majority of the Directors present at a meeting duly held, at which a quorum is present, shall be regarded as the act of the Board.

19.           Regular Board Meetings

The next meeting of the Board subsequent to the annual general meeting shall be held for the purpose of organizing the Board, electing officers and transacting such other business as may come before the meeting.  Thereafter regular meetings of the Board shall be held at such time as may be designated by the Board.  If the day fixed for any regular meeting shall fall on a holiday, the meeting shall take place on the next business day, unless otherwise determined by the Board.

20.           Special Board Meetings

Special meetings of the Board may be called by the Chairman of the Board, or by the President, or by any two (2) Directors.

21.           Chairman of meetings

The Chairman of the Board, or in the Chairman’s absence, any Director selected by the Directors present, shall preside as chairman at meetings of the Board.

22.           Unanimous written resolutions

Any action required or permitted to be taken by the Board may be taken without a meeting if all members of the Board shall consent thereto in writing.  Such written consent or consents shall be filed with the minutes of the proceedings of the Board.  For the purposes of this Bye-law, “Director” shall not include an Alternate Director.

23.           Contracts and disclosure of Directors’ interests

(1)           Any Director, or any Director’s firm, partner or any company with whom any Director is associated, may act in a professional capacity for the Company and such Director or such Director’s firm, partner or such company shall be entitled to remuneration for professional services as if such Director were not a Director.

(2)           A Director who is directly or indirectly interested in a contract or proposed contract or arrangement with the Company shall declare the nature of such interest.

(3)           Following a declaration being made pursuant to this Bye-law, and unless disqualified by the chairman of the relevant Board meeting, a Director may vote in respect of any contract or proposed contract or arrangement in which such Director is interested and may be counted in the quorum at such meeting.

24.           Remuneration of Directors

(1)           The remuneration (if any) of the Directors shall be as determined by the Directors and shall be deemed to accrue from day to day.  The Directors shall also be paid all travel, hotel and other expenses properly incurred by them in attending and returning from meetings of the Board, any committee appointed by the Board, general meetings of the Company, or in connection with the business of the Company or their duties as Directors generally.

(2)           The Directors may by resolution award special remuneration to any Director of the Company undertaking any special work or services for, or undertaking any special mission on behalf of, the Company other than his ordinary routine work as a Director.  Any fees paid to a Director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity, shall be in addition to his remuneration as a Director.

25.           Register of Directors and Officers

The Board shall cause to be kept in one or more books at the registered office of the Company a Register of Directors and Officers and shall enter therein the particulars required by the Act.

OFFICERS

26.           Principal Officers

The principal Officers of the Company shall be such officers as the Board may determine.  Any two or more of such offices, except those of President and Secretary, may be held by the same person except as prohibited by the Act.  The Chairman of the Board need not be an executive officer of the Company.

27.           Other Officers

The Board, the Chairman of the Board or the President may appoint such other Officers as the conduct of the business of the Company may require, each of whom shall hold office for such period as the Board, the Chairman of the Board or the President may from time to time determine.

28.           Remuneration of Officers

The Officers shall receive such remuneration as the Board may from time to time determine.

29.           Duties of Officers

Each Officer shall have such powers and perform such duties in the management, business and affairs of the Company as may be delegated to him by the Board, or, if such Officer was appointed by the Chairman of the Board or the President, as may be delegated to him by either such person, from time to time.

30.           Election

Each principal Officer shall be elected annually by the Board at its organization meeting after the annual general meeting, or any subsequent meeting of the Board, and (subject to the power of removal by the Board) shall hold office until a successor is elected and qualified or until the officer’s death, resignation, disqualification or removal.

31.           Removal

Any principal Officer may be removed either with or without cause by the Board.  Upon removal of an Officer, such office shall be deemed vacant.

MINUTES

32.           Obligations of Board to keep minutes

(1)           The Board shall cause minutes to be duly entered in books provided for the purpose:

(a)                                 of all elections and appointments of Officers;

(b)                                of the names of the Directors present at each meeting of the Board and of any committee appointed by the Board; and

(c)                                 all resolutions and proceedings of general meetings of the Members, meetings of the Board and meetings of committees appointed by the Board.

(2)           Minutes prepared in accordance with the Act and these Bye-laws shall be kept by the Secretary at the registered office of the Company.

INDEMNITY

33.           Right to Indemnification

(1)           The Company shall indemnify its officers and directors to the fullest extent possible except as prohibited by the Act.  Without limiting the foregoing, the Directors, Secretary and other Officers (such term to include, for the purposes of this Bye-law, any Alternate Director or any person appointed to any committee by the Board or any person who is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, any employee benefit plan)) and every one of them, and their heirs, executors and administrators, shall be indemnified and secured harmless out of the assets of the Company from and against all actions, costs, charges, losses, damages and expenses which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted (actual or alleged) in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, and none of them shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to the Company shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to the Company shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto, provided that this indemnity shall not extend to any matter in respect of which such person is, or may be, found guilty of fraud or dishonesty.

(2)           The Company may purchase and maintain insurance to protect itself and any Director, Officer or other person entitled to indemnification pursuant to this Bye-law to the fullest extent permitted by law.

(3)           All reasonable expenses incurred by or on behalf of any person entitled to indemnification pursuant to Bye-law 33(l) in connection with any proceeding shall be advanced to such person by the Company within twenty (20) business days after the receipt by the Company of a statement or statements from such person requesting such advance or advances from time to time, whether prior to or after final disposition of such proceeding.  Such statement or statements shall reasonably evidence the expenses incurred by such person and, if required by law or requested by the Company at the time of such advance, shall include or be accompanied by an undertaking by or on behalf of such person to repay the amounts advanced if it should ultimately be determined that such person is not entitled to be indemnified against such expenses pursuant to this Bye-law.

(4)           The right of indemnification and advancement of expenses provided in this Bye-law shall not be exclusive of any other rights to which those seeking indemnification may otherwise be entitled, and the provisions of this Bye-law shall inure to the benefit of the heirs and legal representatives of any person entitled to indemnity under this Bye-law and shall be applicable to proceedings commenced or continuing after the adoption of this Bye-law, whether arising from acts or omissions occurring before or after such adoption.  Any repeal or modification of the foregoing provisions of this section shall not adversely affect any right or protection existing at the time of such repeal or modification.

34.           Waiver of claims

The Company and each Member agrees to waive any claim or right of action it might have, whether individually or by or in the right of the Company, against any Director or Officer, and no Director or Officer shall have any liability for monetary damages, on account of any action taken by such Director or Officer, or the failure of such Director or Officer to take any action in the performance of his duties with or for the Company, provided that such waiver shall not extend to any matter in respect of which such person is, or may be, found guilty of fraud or dishonesty.

35.           Indemnification of Employees

The Board may provide indemnification and advancement of expenses to the employees of the Company for their acts or omissions as the Board may, from time to time, determine.

MEMBERS MEETINGS

36.           Place of Meeting

All meetings of Members shall be held either at the principal office of the Company or at any other place within or without Bermuda as may be designated by the Board.

37.           Annual Meeting

(1)           The annual general meeting shall be held on such date, at such time and at such place as shall be designated by the Board and any annual general meeting may be adjourned as provided by law or pursuant to these Bye-laws.  At each annual general meeting there shall be elected Directors to serve for the designated term, and such other business shall be transacted as shall properly come before the meeting.

(2)           Any business properly brought before an annual general meeting of the Members of the Company may be transacted at such meeting.

38.           Business to be conducted at Meetings

Subject to the Act, to be properly brought before a general meeting, business must be specified in the notice of the meeting (or any supplement thereto).  Only business which the Board has concluded can be properly brought before a general meeting of Members in accordance with these Bye-laws and applicable law shall be conducted at such meeting, and the chairman of such meeting may refuse to permit any business to be brought before such meeting which has not been properly brought before it in accordance with these Bye-laws and applicable law.

39.           Notice of general meeting

“Notice of General Meeting” as proposed to be amended as follows:

(1)   Notice of each general meeting, whether annual or special, shall be given in writing to the Members entitled to vote thereat, not less than ten (10) nor more than sixty (60) days before such meeting. Notice of any meeting of Members shall specify the place, the day, and the hour of the meeting, as well as the general nature of the business to be transacted. A notice may be given by the Company to any Member either personally or by mail or by transmitting it by electronic means (including facsimile and electronic mail) or in accordance with Bye-law 39(2).

(2)   Where a Member indicates his consent (in a form and manner satisfactory to the Board) to receive information or documents by accessing them on a website rather than by other means, or receipt in this manner is otherwise permitted by the Act, the Company may deliver such information or documents by notifying the Member of their availability and including therein the address of the website, the place on the website where the information or document may be found, and instructions as to how the information or document may be accessed on the website.

40.           Accidental omission of notice of general meeting

The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a general meeting by, any person entitled to receive notice shall not invalidate the proceedings at that meeting.

41.           Call of Special General Meeting

(1)           Special general meetings for any purpose or purposes may be called only (i) by the Chairman of the Board; (ii) by the President; (iii) by a majority of the entire Board or (iv) as required by the Act.

(2)           Only such business as is specified in the notice of any special general meeting shall come before such meeting.

42.           Postponement of meetings

The Secretary may postpone any general meeting called in accordance with the provisions of these Bye-laws (other than a meeting requisitioned under these Bye-laws) provided that notice of postponement is given to each Member before the time for such meeting.  Fresh notice of the date, time and place for the postponed meeting shall be given to each Member in accordance with the provisions of these Bye-laws.

43.           Quorum for general meeting

The presence of two or more persons representing, in person or by proxy, not less than a majority of the voting power represented by the shares entitled to vote thereat shall constitute a quorum for the transaction of business at any general meeting.

44.           Adjournment of meetings

(1)           Any general meeting, annual or special, whether or not a quorum is present, may be adjourned from time to time by the vote of the majority of the voting power represented by the shares represented at the meeting, either in person or by proxy, but in the absence of a quorum no other business may be transacted at that meeting.

(2)           When any general meeting, either annual or special, is adjourned to another time or place, notice need not be given of the adjourned meeting if the date, time and place are announced at a meeting at which the adjournment occurs, unless a new record date for the adjourned meeting is fixed, or unless the adjournment is for more than thirty (30) days from the date set for the original meeting, in which case the Board shall set a new record date.  Notice of any such adjourned meeting, if required, shall be given to each Member of record entitled to vote at the adjourned meeting in accordance with the provisions of Bye-law 39.  At any adjourned meeting the Company may transact any business that might have been transacted at the original meeting.

45.           Written resolutions

Subject to applicable law, no action required to be taken, or which may be taken, at any annual or special general meeting may be taken without a meeting, and the Members shall have no power to consent in writing, without a meeting, to the taking of any action.

46.           Attendance of Directors

The Directors of the Company shall be entitled to receive notice of and to attend and be heard at any general meeting.

47.           Limitation on voting rights of Controlled Shares

(1)           Every Member of record owning shares conferring the right to vote present in person or by proxy shall have one vote, or such other number of votes as may be specified in the terms of the issue and rights and privileges attaching to such shares or in these Bye-laws, for each such share registered in such Member’s name, provided that if and so long as the votes conferred by the Controlled Shares of any person constitute ten percent (10%) or more of the votes conferred by the issued shares of the Company, each issued share comprised in such Controlled Shares shall confer only a fraction of a vote that would otherwise be applicable according to the following formula:

{(T divided by 10)-1} divided by C.

Where:  “T” is the aggregate number of votes conferred by all the issued shares of the Company; and “C” is the number of votes conferred by the Controlled Shares of such person.

“Controlled Shares” in reference to any person means:

(i)            all shares of the Company directly, indirectly or constructively owned by such person within the meaning of Section 958 of the Internal Revenue Code of 1986, as amended, of the United States of America; and

(ii)           all shares of the Company directly, indirectly or constructively owned by any person or “group” of persons within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, of the United States of America and the rules and regulations promulgated thereunder; provided that this clause (ii) shall not apply to (a) any person (or any group that includes any person) that is excluded from the definition of Interested Member (set forth in Bye-law 80) or (b) any person or group that the Board, by the affirmative vote of at least seventy-five percent (75%) of the entire Board, may exempt from the provisions of this clause (ii).

For the purposes of this Bye-law 47, “person” shall mean any individual, firm, partnership, corporation, association, or other entity, or any “group” of persons within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, of the United States of America and the rules and regulations thereunder.

The limitations contained in this Bye-law 47(l) shall not apply to any Member which is a Byrne Entity for any matter submitted to the vote of shareholders, except with respect to the election of directors.

(2)           If, as a result of giving effect to the forgoing provisions of Bye-law 47 or otherwise, the votes conferred by the Controlled Shares of any person would otherwise represent 10% or more of the votes conferred by all the issued shares of the Company, the votes conferred by the Controlled Shares of such person shall be reduced in accordance with the foregoing provisions of Bye-law 47.  Such process shall be repeated until the votes conferred by the Controlled Shares of each person represent less than 10% of the votes conferred by all the issued shares of the Company.

(3)           Upon written notification by a Member to the Board, the number of votes conferred by the total number of shares held by such Member shall be reduced to that percentage of the total voting power of the Company, as so designated by such Member (subject to acceptance of such reduction by the Board in its sole discretion) so that (and to the extent that) such Member may meet any applicable insurance or other regulatory requirement or voting threshold or limitation that may be applicable to such Member or to evidence that such person’s voting power is no greater than such threshold.

(4)           Notwithstanding the foregoing provisions of this Bye-law 47, after having applied such provisions as best as they consider reasonably practicable, the Board may make such final adjustments to the aggregate number of votes conferred by the Controlled Shares of any person that they consider fair and reasonable in all the circumstances to ensure that such votes represent less than 10% (or the percentage designated by a Member pursuant to paragraph (3) of this Bye-law 47) of the aggregate voting power of the votes conferred by all the issued shares of the Company.

48.           Voting at meetings

(1)           Unless a different number is otherwise expressly required by statute (without modification of these Bye-laws) or these Bye-laws, every act or decision (including any act or resolution regarding any amalgamation, scheme of arrangement, merger, consolidation or sale or transfer of assets that has been approved by the affirmative vote of at least two-thirds of the entire Board) done or made by a majority of the voting power held by the Members present in person or by proxy at a meeting duly held, at which a quorum is present, shall be regarded as the act or resolution of the Members.  At any election of Directors, the nominees receiving the highest number of votes, up to the number of Directors to be elected, at such election shall be deemed elected.

(2)           No Member shall be entitled to vote at any general meeting unless he or she is a Member on the record date for such meeting.

(3)           No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at such general meeting shall be valid for all purposes.  Any such objection made in due time shall be referred to the Chairman of the general meeting whose decision shall be final and conclusive.  Notwithstanding the foregoing, however, the Chairman of the general meeting may, in his discretion, whether or not an objection has been raised, and if the Chairman considers that such action is necessary to determine accurately the vote count, defer until after the conclusion of the general meeting a decision as to the proper application of Bye-law 47 to any vote at such meeting.  If the decision has been so deferred, then the Chairman of the general meeting or, failing such decision within ninety (90) days of the general meeting, the Board, shall make such decision and such decision shall be final and conclusive.

49.           Presiding Officer

The Chairman of the Board, the President, or another person selected by the Board shall act as chairman of general meetings.  The Secretary of the Company, or, in the Secretary’s absence, an Assistant Secretary of the Company, shall act as secretary of every meeting, but if neither the Secretary nor an Assistant Secretary is present, the meeting shall choose any person present to act as secretary of the meeting.

50.           Conduct of meeting; Decision of chairman

(1)           The chairman shall conduct each general meeting in a manner consistent with the Act and these Bye-laws, but shall not be obligated to follow any technical, formal or parliamentary rules or principles of procedure.  The chairman’s rulings on procedural matters shall be conclusive and binding on all Members, unless at the time of such ruling a request for a vote on the ruling is made by a Member entitled to vote and represented in person or by proxy at the meeting, in which case the decision of a majority of such Members shall be conclusive and binding on all Members.

(2)           At any general meeting if an amendment shall be proposed to any resolution under consideration but shall be ruled out of order by the chairman of the meeting the proceedings on the substantive resolution shall not be invalidated by any error in such ruling.

(3)           At any general meeting a declaration by the chairman of the meeting that a question proposed for consideration has, on a show of hands, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in a book containing the minutes of the proceedings of the Company shall, subject to the provisions of these Bye-laws, be conclusive evidence of that fact.

51.           Seniority of joint holders voting

In the case of joint holders the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members.

52.           Proxies

Proxies” as proposed to be amended follows:

                Every person entitled to vote shares has the right to do so either in person or by one or more persons authorized by (a) a written proxy in such form as the Board may determine from time to time or (b) such telephonic, electronic or other means as may be approved by the Board from time to time. The appointment of a proxy must be received by the Company at such place and in such manner as is specified in the notice convening the meeting or in any instrument of proxy sent out by the Company in relation to the meeting at which the person named in the appointment proposes to vote. Any such proxy shall continue in full force and effect unless revoked by the person executing it by a writing delivered to the Company stating that the proxy is revoked or by a subsequent proxy executed by such Member presented to the meeting or by attendance at a meeting and voting in person by such Member.  However, no proxy shall be valid after the expiration of eleven (11) months from the date of its execution unless otherwise provided in the proxy.  The decision of the chairman of any general meeting as to the validity of any instrument of proxy shall be final.

53.           Representation of corporations at meetings

A corporation which is a Member may, by written instrument, authorize such person as it thinks fit to act as its representative at any general meeting and the person so authorized shall be entitled to exercise the same powers on behalf of the corporation which such person represents as that corporation could exercise if it were an individual Member.  Notwithstanding the foregoing, the chairman of the meeting may accept such assurances as he or she thinks fit as to the right of any person to attend and vote at general meetings on behalf of a corporation which is a Member.

SHARE CAPITAL AND SHARES

54.           Rights of shares

(1)           At the date these Bye-laws become effective, the total number of authorized common shares is fifty million (50,000,000) common shares having a par value of U.S. one dollar ($1.00) per share (the “Common Shares”), and the total number of authorized preference shares is twenty million (20,000,000) preference shares having a par value of U.S. one dollar ($1.00) per share (the “Preference Shares”).

(2)           The holders of Common Shares shall, subject to the provisions of these Bye-laws:

(a)                                  be entitled (subject to Bye-law 47) to one vote per share;

(b)                                 be entitled to such dividends as the Board may from time to time declare;

(c)                                  in the event of a winding-up or dissolution of the Company, whether voluntary or involuntary or for the purpose of a reorganisation or otherwise or upon any distribution of capital, be entitled to the surplus assets of the Company; and

(d)                                 generally be entitled to enjoy all of the rights attaching to shares.

(3)           The Board shall have the full power to issue any unissued shares of the Company on such terms and conditions as it may, in its absolute discretion, determine.  The Board is authorized to provide for the issuance of the Preference Shares in one or more series, and to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

(a)           The number of shares constituting that series and the distinctive designation of that series;

(b)           The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(c)           Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(d)           Whether that series shall have conversion or exchange privileges (including, without limitation, conversion into Common Shares), and, if so, the terms and conditions of such conversion or exchange, including provision for adjustment of the conversion or exchange rate in such events as the Board shall determine;

(e)           Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the manner of selecting shares for redemption if less than all shares are to be redeemed, the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(f)            Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(g)           The right of the shares of that series to the benefit of conditions and restrictions upon the creation of indebtedness of the Company or any subsidiary, upon the issue of any additional shares (including additional shares of such series or any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Company or any subsidiary of any outstanding shares of the Company;

(h)           The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Company, and the relative rights of priority, if any, of payment of shares of that series; and

(i)            Any other relative participating, optional or other special rights, qualifications, limitations or restrictions of that series.

55.                                 Power to issue shares

(1)                                  The issuance of any authorized Common Shares or Preference Shares and any other actions permitted to be taken by the Board pursuant to Bye-law 54 must be authorized by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the entire Board.

(2)                                  Any Preference Shares of any series which have been redeemed (whether through the operation of a sinking fund or otherwise) or which, if convertible or exchangeable, have been converted into or exchanged for shares of any other class or classes shall have the status of authorized and unissued Preference Shares of the same series and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of Preference Shares to be created by resolution or resolutions of the Board or as part of any other series of Preference Shares, all subject to the conditions and the restrictions on issuance set forth in the resolution or resolutions adopted by the Board providing for the issue of any series of Preference Shares.

(3)                                  At the discretion of the Board, whether or not in connection with the issuance and sale of any of its shares or other securities, the Company may issue securities, contracts, warrants or other instruments evidencing any shares, option rights, securities having conversion or option rights, or obligations on such terms, conditions and other provisions as are fixed by the Board, including, without limiting the generality of this authority, conditions that preclude or limit any person or persons owning or offering to acquire a specified number or percentage of the outstanding Common Shares, other shares, option rights, securities having conversion or option rights, or obligations of the company or transferee of the person or persons from exercising, converting, transferring or receiving the shares, option rights, securities having conversion or option rights, or obligations.

56.                                 Variation of rights, alteration of share capital and purchase of shares of the Company

(1)                                  If at any time the share capital is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound-up, be varied with the consent in writing of the holders of a majority of the voting power represented by the issued shares of that class or with the sanction of a resolution passed by a majority of the voting power represented by the votes cast at a separate general meeting of the holders of the shares of the class in accordance with Section 47(7) of the Act.  The rights conferred upon the holders of the shares of any class issued with preferred or other fights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

(2)                                  The Company may from time to time if authorized by resolution of the Members change the currency denomination of, increase, alter or reduce its share capital in accordance with the provisions of Sections 45 and 46 of the Act.  Where, on any alteration of share capital, fractions of shares or some other difficulty would arise, the Board may deal with or resolve the same in such manner as it thinks fit including, without limiting the generality of the foregoing, the issue to Members, as appropriate, of fractions of shares and/or arranging for the sale or transfer of the fractions of shares of Members.

(3)                                  The Company may from time to time, acting through the Board, purchase its own shares in accordance with the provisions of Section 42A of the Act.

57.                                 Registered holder of shares

(1)                                  The Company shall be entitled to treat the registered holder of any share as the absolute owner thereof and accordingly shall not be bound to recognise any equitable or other claim to, or interest in, such share on the part of any other person.

(2)                                  Any dividend, interest or other moneys payable in cash in respect of shares may be paid by cheque or draft sent through the post directed to the Member at such Member’s address in the Register of Members or, in the case of joint holders, to such address of the holder first named in the Register of Members, or to such person and to such address as the holder or joint holders may in writing direct.  If two or more persons are registered as joint holders of any shares any one can give an effectual receipt for any dividend paid in respect of such shares.

58.                                 Death of a joint holder

Where two or more persons are registered as joint holders of a share or shares then in the event of the death of any joint holder or holders the remaining joint holder or holders shall be absolutely entitled to the said share or shares and the Company shall recognise no claim in respect of the estate of any joint holder except in the case of the last survivor of such joint holders.

59.                                 Share certificates

(1)                                  Share certificates shall be in such form as shall be required by law and as shall be approved by the Board.  Each certificate shall have the corporate seal affixed thereto by impression or in facsimile and shall be signed by the Chairman of the Board, the President, or any Vice President, and countersigned by the Secretary or any Assistant Secretary; provided that certificates may be signed, countersigned or authenticated by facsimile signatures as provided by law.

(2)                                  Except as provided in this Bye-law 59, new certificates for shares shall not be issued to replace an old certificate unless the latter is surrendered to the Company and cancelled at the same time.  The Board may, in case any share certificate or certificate for any other security is lost, stolen, or destroyed, authorize the issuance of a replacement certificate on such terms and conditions as the Board may require, including provision for indemnification of the Company secured by a bond or other adequate security which the Board deems sufficient to protect the Company against any claim that may be made against it, including any expense or liability, on account of the alleged loss, theft, or destruction of the certificate or the issuance of the replacement certificate.

RECORD DATES

60.                                 Determination of record dates

Notwithstanding any other provision of these Bye-laws, the Board may fix any date as the record date for:

(a)                                  determining the Members entitled to receive any dividend; and

(b)                                 determining the Members entitled to receive notice of and to vote at any general meeting of the Company.

TRANSFER OF SHARES

61.                                 Instrument of transfer

(1)                                  An instrument of transfer shall be in such common form as the Board may accept.  Such instrument of transfer shall be signed by or on behalf of the transferor.  The transferor shall be deemed to remain the holder of such share until the same has been transferred to the transferee in the Register of Members.

(2)                                  The Board may refuse to recognize any instrument of transfer unless it is accompanied by the certificate in respect of the shares to which it relates and by such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer.

62.                                 Restriction on transfer

1. The Board shall refuse to register a transfer unless all applicable consents, authorisations and permissions of any governmental body or agency in Bermuda have been obtained.

2. If the Board refuses to register a transfer of any share the Secretary shall, within three months after the date on which the transfer was lodged with the Company, send to the transferor and transferee notice of the refusal.

3. (a) As used in this Bye-law only, the term:

(i) “Company Securities” means (I) Common Shares of the Company, (II) Preference Shares of the Company, (III) warrants, rights, or options (within the meaning of Treasury

Regulation ss.1.382-2T(h)(4)(v)) to purchase Common Shares or Preference Shares of the Company, and (IV) any other interests that would be treated as “stock” of the Company pursuant to Treasury Regulation ss.1.382-2T(f)(18).

(ii) “Percentage Stock Ownership” means percentage stock ownership as determined in accordance with Treasury Regulation ss.1.382-2T(g), (h), (j), and (k).

(iii) “Five-Percent Shareholder” means a Person or group of Persons that is identified as a “5-percent shareholder” of the Company pursuant to Treasury Regulation ss.1.382-2T(g)(1).

(iv) “Person” means an individual, Company, estate, trust, association, company, partnership, joint venture or similar organization.

(v) “Prohibited Transfer” means any purported Transfer of Company Securities to the extent that such Transfer is prohibited and void under this Bye-law 62(3).

(vi) “Restriction Release Date” means, as determined by the Board in its sole discretion, the earlier to occur of (x) the five-year anniversary of the effective date of this Bye-law 62(3) (the “Expiration Time”), (y) the repeal of Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”) (and any comparable successor provision) (“Section 382”), or (z) the beginning of a taxable year of the Company (or any successor thereof) to which no Tax Benefits may be carried forward; provided, that, the Board may in its sole discretion resolve from time to time to extend the Expiration Time for up to an additional five years.

(vii) “Tax Benefits” means the net operating loss carry-overs, capital loss carry-overs, general business credit carry-overs, alternative minimum tax credit carry-overs and foreign tax credit carry-overs, as well as any “net unrealized built-in loss” within the meaning of Section 382, of the Company or any direct or indirect subsidiary thereof.

(viii) “Transfer” means any direct or indirect sale, transfer, assignment, conveyance, pledge, or other disposition. A Transfer also shall include the creation or grant of an option (within the meaning of Treasury Regulation ss.1.382-2T(h)(4)(v)) to effect a Transfer. A Transfer shall not include an issuance, allotment or grant of Company Securities by the Company or any repurchase of Company Securities by the Company.

(ix) “Treasury Regulation ss.1.382-2T” means the temporary income tax regulations promulgated under Section 382 and any successor regulations. References to any subsection of such regulations include references to any successor subsection thereof.

(b) Restrictions. Any attempted Transfer of Company Securities prior to the Restriction Release Date, or any attempted Transfer of Company Securities pursuant to an agreement entered into prior to the Restriction Release Date, shall be prohibited and void ab initio to the extent that, as a result of such Transfer (or any series of Transfers of which such Transfer is a part), either (1) any Person or group of Persons shall become a Five-Percent Shareholder, or (2) the Percentage Stock Ownership interest in the Company of any Five-Percent Shareholder shall be increased; provided, however, that nothing herein contained shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange, Inc. in the Company Securities.

(c) Certain Exceptions. The restrictions set forth in sub-paragraph (b) of this Bye-law 62(3) shall not apply to an attempted Transfer if the transferor or the transferee obtains the approval of the Board. As a condition to granting its approval, the Board may, in its discretion, require an opinion of counsel selected by the Board that the Transfer shall not result in the application of any Section 382 limitation on the use of the Tax Benefits. The restrictions set forth in sub-paragraph (b) of this Bye-law 62(3) shall not apply to any attempted Transfer which occurs after the Board shall have suspended the effectiveness of the restrictions set forth in sub-paragraph (b) by public announcement and prior to the time that the restrictions set forth in sub-paragraph (b) are restored to full force and effect by the Board.

(d) Treatment of Excess Securities.

(i) No employee, officer or agent of the Company shall record any Prohibited Transfer, and the purported transferee of such a Prohibited Transfer (the “Purported Transferee”) shall not be recognized as a Member of the Company for any purpose whatsoever in respect of the Company Securities which are the subject of the Prohibited Transfer (the “Excess Securities”). Until the Excess Securities are acquired by another Person in a Transfer that is not a Prohibited Transfer, the Purported Transferee shall not be entitled with respect to such Excess Securities to any rights of Members of the Company, including without limitation, the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any. Once the Excess Securities have been acquired in a Transfer that is not a Prohibited Transfer, the Company Securities shall cease to be Excess Securities.

(ii) If the Board determines that a Transfer of Company Securities constitutes a Prohibited Transfer then, upon written demand by the Company, the Purported Transferee shall transfer or cause to be transferred the Excess Securities, accompanied by the certificate for the Excess Securities (if any has been issued), together with any dividends or other distributions that were received by the Purported Transferee from the Company with respect to the Excess Securities (“Prohibited Distributions”), to an agent designated by the Board (the

“Agent”). The Agent shall thereupon sell to a buyer or buyers, which may include the Company, the Excess Securities transferred to it in one or more arm’s-length transactions (over the New York Stock Exchange, if possible); provided, however, that the Agent shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent’s discretion, such sale or sales would disrupt the market for the Company Securities or otherwise would adversely affect the value of the Company Securities. If the Purported Transferee has resold the Excess Securities before receiving the Company’s demand to surrender the Excess Securities to the Agent, the Purported Transferee shall be deemed to have sold the Excess Securities for the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and the proceeds of such sale, except to the extent that the Agent grants written permission to the Purported Transferee to retain a portion of such sales proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to sub-paragraph (d)(iii) of this Bye-law 62(3) if the Agent rather than the Purported Transferee had resold the Excess Securities.

(iii) The Agent shall apply any proceeds of a sale by it of Excess Securities and, if the Purported Transferee had previously resold the Excess Securities, any amounts received by it from a Purported Transferee, as follows: (1) first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder; (2) second, any remaining amounts shall be paid to the Purported Transferee, up to the amount paid by the Purported Transferee for the Excess Securities (or the fair market value, calculated on the basis of the closing market price for Company Securities on the day before the Transfer, of the Excess Securities at the time of the attempted Transfer to the Purported Transferee by gift, inheritance, or similar Transfer), which amount (or fair market value) shall be determined in the discretion of the Board; and (3) third, any remaining amounts shall be paid to one or more organizations qualifying under Section 501(c)(3) of the Code (and any comparable successor provision) (“Section 501(c)(3)”) selected by the Board. The recourse of any Purported Transferee in respect of any Prohibited Transfer shall be limited to the amount payable to the Purported Transferee pursuant to clause (2) of the preceding sentence. In no event shall the proceeds of any sale of Excess Securities pursuant to this Bye-law 62(3) inure to the benefit of the Company.

(iv) If the Purported Transferee fails to surrender the Excess Securities or the proceeds of a sale thereof to the Agent within thirty business days from the date on which the Company makes a demand pursuant to sub-paragraph (d)(ii) of this Bye-law 62(3), then the Company shall institute legal proceedings to compel the surrender.

(v) The Company shall make the demand described in sub-paragraph (d)(ii) of this Bye-law 62(3) within thirty days of the date on which the Board determines that the attempted Transfer would result in Excess Securities; provided, however, that if the Company makes such demand at a later date, the provisions of this Bye-law 62(3) shall apply nonetheless.

(e) Legends, Determinations.

(i) All certificates representing Company Securities issued after the effectiveness of this Bye-law 62(3) shall bear a conspicuous legend as follows:

THE TRANSFER OF THE SECURITIES REPRESENTED HEREBY IS SUBJECT TO RESTRICTIONS PURSUANT TO BYE-LAW 62(3) OF WHITE MOUNTAINS INSURANCE GROUP, LTD. REPRINTED IN ITS ENTIRETY ON THE BACK OF THIS CERTIFICATE.

(ii) The Board shall have the power to determine all matters necessary to determine compliance with this Bye-law 62(3), including without limitation (1) whether a new Five-Percent Shareholder would be required to be identified in certain circumstances, (2) whether a Transfer is a Prohibited Transfer, (3) the Percentage Stock Ownership in the Company of any Five-Percent Shareholder, (4) whether an instrument constitutes a Company Security, (5) the amount (or fair market value) due to a Purported Transferee pursuant to clause (2) of sub-paragraph (d)(iii) of this Bye-law 62(3), and (6) any other matters which the Board determines to be relevant; and the good faith determination of the Board on such matters shall be conclusive and binding for all the purposes of this Bye-law 62(3).”

(f) Transfers by joint holders

The joint holders of any share or shares may transfer such share or shares to one or more of such joint holders, and the surviving holder or holders of any share or shares previously held by them jointly with a deceased Member may transfer any such share to the executors or administrators of such deceased Member.

TRANSMISSION OF SHARES

63.                                Representative of deceased Member

In the case of the death of a Member, the survivor or survivors where the deceased Member was a joint holder, and the legal personal representatives of the deceased Member where the deceased Member was a sole holder, shall be the only persons recognized by the Company as having any title to the deceased Member’s interest in the shares.  Nothing herein contained shall release the estate of a deceased joint holder from any liability in respect of any share which had been jointly held by such deceased Member with other persons.  Subject to the provisions of Section 52 of the Act, for the purpose of this Bye-law, legal personal representative means the executor or administrator of a deceased Member or such other person as the Board may in its absolute discretion decide as being properly authorized to deal with the shares of a deceased Member.

64.                                 Registration on death or bankruptcy

Any person becoming entitled to a share in consequence of the death or bankruptcy of any Member may be registered as a Member upon such evidence as the Board may deem sufficient or may elect to nominate some person to be registered as a transferee of such share, and in such case the person becoming entitled shall execute in favour of such nominee an instrument of transfer satisfactory to the Board.  On the presentation thereof to the Board, accompanied by such evidence as the Board may require to prove the title of the transferor, the transferee shall be registered as a Member but the Board shall, in either case, have the same right to decline or suspend registration as it would have had in the case of a transfer of the share by that Member before such Member’s death or bankruptcy, as the case may be.

DIVIDENDS AND OTHER DISTRIBUTIONS

65.                                 Declaration of dividends by the Board

The Board may declare and make such dividends or other distributions (in each case in cash or in specie, as valued by the Board, or a combination thereof) to the Members as may be lawfully made out of the assets of the Company.

66.                                 Unclaimed Dividends

Any dividend or other monies payable in respect of a share which has remained unclaimed for 5 years from the date when it became due for payment shall, if the Board so resolves, be forfeited and cease to remain owing by the Company.  The payment of any unclaimed dividend or other moneys payable in respect of a share may (but need not) be paid by the Company into an account separate from the Company’s own account.  Such payment shall not constitute the Company a trustee in respect thereof.

67.                                 Undelivered Payments

The Company shall be entitled to cease sending dividend payments and cheques by post or otherwise to a Member if those instruments have been returned undelivered to, or left uncashed by, that Member on at least two consecutive occasions, or, following one such occasion, reasonable enquiries have failed to establish the Member’s new address.  The entitlement conferred on the Company by this Bye-law in respect of any Member shall cease if the Member claims a dividend or cashes a dividend warrant or cheque.

68.                                 Interest on Dividends

No dividend or distribution shall bear interest against the Company.

CAPITALIZATION

69.                                 Issue of bonus shares

The Board may resolve to capitalize any part of the amount for the time being standing to the credit of any of the Company’s share premium or other reserve accounts or to the credit of the profit and loss account or otherwise available for distribution by applying such sum in paying up unissued shares to be allotted as fully paid bonus shares to the Members.

FISCAL YEAR

70.                                 Financial year end

The financial year end of the Company may be determined by resolution of the Board and failing such resolution shall be 31st December in each year.

AUDIT

71.                                 Appointment of Auditor

Subject to Section 88 of the Act, at the annual general meeting or at a subsequent special general meeting in each year, an independent representative of the Members shall be appointed by them as Auditor of the accounts of the Company.

72.                                 Remuneration of Auditor

The Board may fix the remuneration of the Auditor as it may determine.

NOTICES

73.                                 Notices to Members of the Company

A notice may be given by the Company to any Member either by delivering it to such Member in person or by sending it to such Member’s address in the Register of Members or to such other address given for the purpose.  For the purposes of this Bye-law, a notice may be sent by mail, courier service, cable, telex, telecopier, facsimile or other mode of representing words in a legible and non-transitory form.

74.                                 Notices to joint Members

Any notice required to be given to a Member shall, with respect to any shares held jointly by two or more persons, be given to whichever of such persons is named first in the Register of Members and notice so given shall be sufficient notice to all the holders of such shares.

75.                                 Service and delivery of notice

Any notice shall be deemed to have been served at the time when the same would be delivered in the ordinary course of transmission and, in proving such service, it shall be sufficient to prove that the notice was properly addressed and prepaid, if posted, and the time when it was posted, delivered to the courier or to the cable company or transmitted by telex, facsimile or other method as the case may be.

CERTAIN SUBSIDIARIES

76.                                 Certain Subsidiaries

With respect to any subsidiary of the Company designated by the Board (a “Designated Company”), (i) the Members of the Company by resolution in general meeting shall designate the persons who are to be elected pursuant to this Bye-law 77 as the board of directors of each such Designated Company (the “Designated Company Directors”) and (ii) the Members of the Company by resolution in general meeting shall designate the persons who are to be removed pursuant to this Bye-law 77 as directors of such Designated Company (the “Removed Designated Company Directors”).

If the need for the appointment or removal of a director (including the requirement to appoint or remove directors to comply with the laws of the jurisdiction in which such Designated Company is organized) of a Designated Company arises between annual general meetings of the Members, such action shall be taken on an interim basis (A) by appointment or removal by the existing Designated Company Directors of such Designated Company or (B) if such appointment or removal is not possible by such Designated Company Directors, then by the Board acting on behalf of the Company.

Notwithstanding the general authority set out in Bye-law 2(l), the Board shall cause the Company to vote all shares owned by the Company in each Designated Company, or if such shares are owned by a subsidiary of the Company, the Board shall cause such subsidiary to vote such shares to elect the Designated Company Directors as the directors of such Designated Company and to remove the Removed Designated Company Directors as directors of such Designated Company.  The Company shall take such other actions as are necessary to effectuate or implement this Bye-law 77.

SEAL OF THE COMPANY

77.                                 The seal

The seal of the Company shall be in such form as the Board may from time to time determine.  The Board may adopt one or more duplicate seals for use outside Bermuda.

WINDING-UP

78.                                 Winding-up/distribution by liquidator

If the Company shall be wound up the liquidator may, with the sanction of a resolution of the Members, divide amongst the Members in specie or in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose, set such value as he or she deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members.  The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator shall think fit, but so that no Member shall be compelled to accept any shares or other securities or assets whereon there is any liability.

BUSINESS COMBINATIONS

79.                                 Business Combinations

(1)                                  The Company shall not engage in any business combination with any Interested Member for a period of three years following the time that such Member became an Interested Member, unless:

(a)                                  prior to such time the Board approved either the business combination or the transaction which resulted in the Member becoming an Interested Member, or

(b)                                 upon consummation of the transaction which resulted in the Member becoming an Interested Member, the Interested Member owned at least 85% of the voting shares of the Company outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are Directors and also officers and (ii) employee share plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

(c)                                  at or subsequent to such time the business combination is approved by the Board and authorized at an annual or special general meeting, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting shares which are not owned by the Interested Member.

(2)                                  The restrictions contained in this Bye-law shall not apply if:

(a)                                  a Member becomes an Interested Member inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the Member ceases to be an Interested Member and (ii) would not, at any time within the 3 year period immediately prior to a business combination between the Company and such Member, have been an Interested Member but for the inadvertent acquisition of ownership; or

(b)                                 the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the second sentence of this paragraph; (ii) is with or by a person who either was not an Interested Member during the previous 3 years or who became an Interested Member with the approval of the Board; and (iii) is approved or not opposed by a majority of the members of the Board then in office (but not less than 1) who were Directors prior to any person becoming an Interested Member during the previous 3 years or were recommended for election or elected to succeed such Directors by a majority of such Directors.  The proposed transactions referred to in the preceding sentence are limited to (x) an amalgamation, scheme of arrangement, merger, consolidation or similar transaction involving the Company (except for any such transaction in respect of which no vote of the Members of the Company is required); (y) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Company or of any direct or indirect subsidiary of the Company (other than to any direct or indirect wholly-owned subsidiary of the Company or to the Company) having an aggregate market value equal to 50% or more of either that aggregate market value of all of the assets of the Company determined on a consolidated basis or the aggregate market value of all the outstanding shares of the Company; or (z) a proposed tender or exchange offer for 50% or more of the outstanding voting shares of the Company.  The Company shall give not less than 20 days notice to all Interested Members prior to the consummation of any of the transactions described in clauses (x) or (y) of the second sentence of this paragraph.

(3)                                  As used in this Bye-law only, the term:

(a)                                  “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(b)                                 “associate,” when used to indicate a relationship with any person, means (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting shares, (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(c)                                  “business combination,” when used in reference to the Company and any Interested Member of the Company, means:

(i)                                    any amalgamation, scheme of arrangement, merger, consolidation or similar transaction involving the Company or any direct or indirect subsidiary of the Company with (A) the Interested Member, or (B) with any other corporation, partnership, unincorporated association or other entity if such transaction is caused by the Interested Member and as a result of such transaction subsection (a) of this section is not applicable to the surviving entity;

(ii)                                 any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a Member of such Company, to or with the Interested Member, whether as part of a dissolution or otherwise, of assets of the Company or of any direct or indirect subsidiary of the Company which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Company determined on a consolidated basis or the aggregate market value of all the outstanding shares of the Company;

(iii)                              any transaction which results in the issuance or transfer by the Company or by any direct or indirect subsidiary of the Company of any shares of the Company or of such subsidiary to the Interested Member, except (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares of the Company or any such subsidiary which securities were outstanding prior to the time that the Interested Member became such, (B) pursuant to a Subsidiary Amalgamation, (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares of the Company or any such subsidiary which security is distributed, pro rata to all holders of a class or series of shares of the Company subsequent to the time the Interested Member became such, (D) pursuant to an exchange offer by the Company to purchase shares made on the same terms to all holders of said shares, or (E) any issuance or transfer of shares by the Company, provided however, that in no case under (C)-(E) above shall there be an increase in the Interested Member’s proportionate share of the shares of any class or series of the Company or of the voting shares of the Company;

(iv)                             any transaction involving the Company or any direct or indirect subsidiary of the Company which has the effect, directly or indirectly, of increasing the proportionate share of the shares of any class or series, or securities convertible into the shares of any class or series, of the Company or of any such subsidiary which is owned by the Interested Member, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the Interested Member; or

(v)                                any receipt by the Interested Member of the benefit, directly or indirectly (except proportionately as a Member of the Company) of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subparagraphs (i)-(iv) above) provided by or through the Company or any direct or indirect subsidiary.

(d)                                 “control,” including the term “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise.  A person who is the owner of 20% or more of the outstanding voting stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary.  Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Bye-law, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(e)                                  “Interested Member” means any person (other than the Company and any direct or indirect subsidiary of the Company) that (i) is the owner of 15% or more of the outstanding voting shares of the Company, or (ii) is an affiliate or associate of the Company and was the owner of 15% or more of the outstanding voting shares of the Company at any time within the 3-year period immediately prior to the date on which it is sought to be determined whether such person is an Interested Member, and the affiliates and associates of such person; provided, however, that the term “Interested Member” shall not include (x) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of action taken solely by the Company provided that such person shall be an Interested Member if thereafter such person acquires additional shares of voting shares of the Company, except as a result of further corporate action not caused, directly or indirectly, by such person or (y) any Byrne Entity.  “Byrne Entity” means any of John J. Byrne, any foundation or trust established by John J. Byrne, Patrick Byrne, and any associate or affiliate of any of them (or any group of which any of them is a part), as defined under Section 13(d) of the United States Securities Exchange Act of 1934, as amended.  For the purpose of determining whether a person is an Interested Member, the voting shares of the Company deemed to be outstanding shall include shares deemed to be owned by the person through application of paragraph (h) of this subsection but shall not include any other unissued shares of such Company which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(f)                                    “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(g)                                 “voting stock” means, with respect to any corporation, stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity.

(h)                                 “owner” including the terms “own” and “owned” when used with respect to any stock means a person that individually or with or through any of its affiliates or associates:

(i)                                    beneficially owns such stock, directly or indirectly; or

(ii)                                 has (A) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (B) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or

(iii)                              has any arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (B) of clause (ii) of this paragraph), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

(i)                                     “Subsidiary Amalgamation” means an amalgamation, scheme of arrangement, merger, consolidation or similar transaction with or into a single direct or indirect wholly-owned subsidiary of the Company if: (1) the Company and the direct or indirect wholly-owned subsidiary of the Company are the only constituent companies to such transaction;

(2) each share or fraction of a share of the Company outstanding immediately prior to the effective time of such transaction is converted in such transaction into a share or equal fraction of a share of shares of a holding company having the same designations, rights, powers and preferences, and the qualifications, limitations and restrictions thereof, as the share of the constituent company being converted in such transaction; (3) the holding company and each of the constituent companies to such transaction are companies incorporated in Bermuda; (4) the memorandum of association and bye-laws of the holding company immediately following the effective time of such transaction contain provisions identical to the memorandum of continuance and bye-laws of the Company immediately prior to the effective time of such transaction (other than provisions, if any, regarding the incorporator or incorporators, the corporate name, the registered office and agent, the initial board of directors and the initial subscribers for shares and such provisions contained in any amendment to the charter documents as were necessary to effect a change, exchange, reclassification or cancellation of shares, if such change, exchange, reclassification or cancellation has become effective); (5) as a result of such transaction the Company or its successor or continuing company becomes or remains a direct or indirect wholly-owned subsidiary of the holding company; (6) the directors of the Company become or remain the directors of the holding company upon the effective time of such transaction; (7) the memorandum of association and bye-laws of the surviving or continuing company immediately following the effective time of such transaction are identical to the memorandum of association and bye-laws of the Company immediately prior to the effective time of such transaction (other than provisions, if any, regarding the incorporator or incorporators, the corporate name, the registered office and agent, the initial board of directors and the initial subscribers for shares and such provisions contained in any amendment to the charter documents as were necessary to effect a change, exchange, reclassification or cancellation of shares, if such change, exchange, reclassification or cancellation has become effective); provided, however, that (i) the memorandum of association and bye-laws of the surviving or continuing company shall be amended in such transaction to contain a provision requiring that any act or transaction by or involving the surviving or continuing company that requires for its adoption under the Act or its bye-laws the approval of the Members of the surviving or continuing company shall, by specific reference to this subsection, require, in addition, the approval of the Members of the holding company (or any successor), by the same vote as is required by the Act and/or by its bye-laws of the surviving or continuing company, and (ii) the bye-laws of the surviving or continuing company may be amended in such transaction to reduce the number of classes and shares of capital stock that the surviving or continuing company is authorized to issue; and (8) the Members of the Company do not recognize gain or loss for United States federal income tax purposes as determined by the board of directors of the constituent company.

(4)                                  Notwithstanding any other provisions of these Bye-laws (and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law or these Bye-laws), the affirmative vote of the holders of not less than sixty-six and two-thirds percent (66 2/3%) of the voting power represented by the votes entitled to be cast by the holders of all the then outstanding voting shares voting together as a single class, excluding voting shares beneficially owned by any Interested Member, shall be required to amend, alter, change or repeal, or adopt any provision as part of these Bye-laws inconsistent with the purpose and intent of, this Bye-law 80; provided, however, that this Bye-law 80(4) shall not apply to, and such sixty-six and two-thirds percent (66 2/3%) vote shall not be required for, any such amendment, repeal or adoption recommended by the affirmative vote of at least seventy-five percent (75%) of the entire Board (not including Directors who are affiliates of any Interested Member).

ALTERATION OF BYE-LAWS

80.                                 Alteration of Bye-laws

No Bye-law shall be rescinded, altered or amended and no new Bye-law shall be made until the same has been approved both by a resolution of the Board and by a resolution of the Members, provided that, if under applicable law, action by the Board would be sufficient to amend a Bye-law (in the absence of this sentence), then only a resolution of the Board shall be required to amend such Bye-law.

Notwithstanding any other provision of these Bye-laws, the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of the shares entitled to vote at an election of directors shall be required to amend, alter, change or repeal, or adopt any provision inconsistent with the purpose or intent of, Bye-laws 10(2), 11, 15, 34, 41, 47, 48(3), 54, 55 and 81.  In addition, the affirmative vote set forth in Bye-law 80(4) shall be required to amend, alter, change or repeal, or adopt any provision inconsistent with the purpose or intent of, Bye-law 80.  In addition, the consent of a majority of the shares held by the Byrne Entities shall be required to amend, alter, change or repeal, or adopt any provision that would adversely affect, the exemptions provided to the Byrne Entity (or its constituent members) under Bye-law 47 or 80.